Exhibit 23.17

CONSENT OF JESSICA I. SPRIET

The undersigned hereby states as follows:

I, Jessica I. Spriet, assisted with the preparation of the “NI 43-101 Technical Report, Mt. Todd Gold Project 50,000 tpd Preliminary Feasibility Study, Northern Territory, Australia” effective date January 24, 2018, issue date March 2, 2018, for Vista Gold Corp. (the “Company”), portions of each of which are summarized (the “Summary Material”) in this Annual Report on Form 10-K for the year ended December 31, 2018 (the “Form 10-K”).

I hereby consent to the incorporation by reference in the Company’s Registration Statement on Form S-3 (No. 333-218979) and any amendments thereto, and in the related Prospectuses, and in the Company’s Registration Statements on Form S-8 (Nos. 333-225031, 333-134767, 333-153019, 333-191505) of the Summary Material concerning the technical report and the reference to our name as set forth above in the Form 10-K.

Date: February 21, 2019	By: /s/ Jessica I. Spriet

Name: Jessica I. Spriet